Customer Briefing

SYNAVANT to sell its entire global business to CEGEDIM On April 12, 2003 SYNAVANT signed an agreement to sell its entire global business to Groupe CEGEDIM This is an expansion of CEGEDIM's original offer of March 16, 2003 to purchase our Interactive Marketing business

SYNAVANT to sell its entire global business to CEGEDIM The transaction is expected to close by mid-year 2003 Once closed, the entire SYNAVANT organization will become part of CEGEDIM - a French public company

Today's briefing SYNAVANT's reasons for the transaction CEGEDIM profile What will this mean for you? In the short-term For the long-term

SYNAVANT's reasons for the transaction The offer made by CEGEDIM represents a significant premium to our recent share price and good value for our shareholders The strategic potential of the combination of SYNAVANT and CEGEDIM will present opportunities for our customers and employees To address market questions over our financial strength To provide a growth environment for employees to apply their skills and competencies and realize career aspirations

SYNAVANT's reasons for the transaction CEGEDIM's strong strategic fit with SYNAVANT's entire global business is expected to produce immediate benefits for our customers Combined organization results in Stronger positioning Enriched solutions and services portfolio Stronger local support in most countries More capable business

CEGEDIM business profile Provides physician data, direct marketing and CRM technology and services to the pharmaceutical industry Market strength in France for healthcare data Public company quoted on the Euronext Market Stock symbol: CGM 5350 Founded in 1969 Headquartered in France 2002 revenue: €340 million ($374 million), up 11% over 2001 French business contributed approximately 74% of 2002 global revenue Offices in 29 countries across five continents 3200 employees with approximately 750 employees outside France

What will this mean for our customers? Combining SYNAVANT's global expertise with CEGEDIM's activities Creates a global team with extensive market knowledge Results in an extremely rich portfolio for: Information solutions and services Interactive Marketing and consulting offerings CRM technology solutions and services Expands geographic coverage Strengthens local support Eliminates the need to split SYNAVANT's Interactive Marketing and CRM technology and consulting services businesses in Europe and the Pacific Rim

What will this mean for our customers? Short-term - until the transaction closes No change in our services, solutions or support SYNAVANT continues to manage its business as before "Business as usual"

What will this mean for our customers? Longer-term - beyond the transaction close Your SYNAVANT contracts will be transferred to CEGEDIM, with all terms and conditions preserved CEGEDIM will honor in full the terms and conditions of all contracts for at least the life of the contract We expect your account manager to remain unchanged Your account manager's email and possibly location addresses and telephone number will change We expect the combination of SYNAVANT and CEGEDIM's businesses and expertise will deliver new, exciting, high-value solutions and services that help you increase the return on your sales and marketing activities

Transaction timetable Definitive Agreement already announced "Business as usual" for SYNAVANT until completion Transition teams being established to Develop plans for the most effective integration of the people, processes, solutions and technology infrastructure of our combined organizations Ensure no disruption in services to customers Completion anticipated by mid-year 2003

SYNAVANT's commitment to our customers Focus on implementing your contracts and on servicing your needs to our normal high standards during this transition period Protection of the terms, conditions, service level agreements in your existing contracts when they are transferred to CEGEDIM Prompt response to your questions Communication of transition plans as they progress

Thank you We thank you for your past support and look forward to our continuing relationship as we embark on this next stage of SYNAVANT's development

Questions?

SYNAVANT's global Interactive Marketing services SYNAVANT's global Interactive Marketing services include Sampling services Physician-to-physician education Circulation management for medical publishers Custom physician list generation Direct marketing programs Market research services PharbaseSM (our database of medical professionals - not available in the US and Latin America)

SYNAVANT's CRM technology and consulting services SYNAVANT's CRM technology and consulting services include Design, implementation and on-going support of sales force automation and CRM systems Siebel ePharma, CornerstoneTM, PremiereSM, premiere.updateSM, SynVocallSM Business analytics Physician influence network identification services Marketing optimization analysis Data migration and integration Hosting services Training Help desk Hardware services